Exhibit (b)(2)
SCUDDER EQUITY 500 INDEX PORTFOLIO
AMENDMENT TO BY-LAWS

September 30, 2005

RESOLVED, that Article III Section 3.5 of the Trust’s By-Laws shall be amended to read as follows:

Section 3.5.  Chairman, President and Vice-Presidents.  The Chairman, if any, shall, if present, preside at all meetings of the Holders and of the Trustees and shall exercise and perform such other powers and duties as may be from time to time assigned to him by the Trustees.  The President shall, in the absence of the Chairman, preside at all meetings of Holders and Trustees.  The President shall be the principal executive officer, with all duties and responsibilities theretofore designated.  The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary. The President shall have the power to sign all certificates for shares of beneficial interest.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Trust or a different mode of execution is expressly prescribed by the Trustees or these Bylaws or where otherwise required by law, the President may execute any documents or instruments which the Board has authorized to be executed or the execution of which is in the ordinary course of the Trust’s business.  The President shall, subject to the control of the Trustees, have general charge and supervision over the daily affairs of the Trust. The President shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust.  The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust.  The President shall perform such other powers as the Trustees shall prescribe from time to time.  In the absence or disability of the President, the Vice Presidents in order of their rank or the Vice President designated by the Trustees, shall perform all of the duties of the President, and when so acting shall have all the powers of and be subject to all of the restrictions upon the President.  Subject to the direction of the President, each Vice President shall have the power in the name and on behalf of the Trust to execute any and all loan documents, contracts, agreements, deeds, mortgages and other instruments in writing, and, in addition, shall have such other duties and powers as shall be designated from time to them by the Trustees or by the President.